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EXHIBIT 99.1

HEALTH NET, INC.
401(k) ASSOCIATE SAVINGS PLAN

        Financial Statements as of December 31, 2001 and 2000 and for the Year Ended December 31, 2001, Supplemental Schedule at End of Year as of December 31, 2001 and Independent Auditors' Report.

HEALTH NET, INC.
401(k) SAVINGS PLAN

TABLE OF CONTENTS

Page
INDEPENDENT AUDITORS' REPORT	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Plan Benefits as of December 31, 2001 and 2000	2
Statement of Changes in Net Assets Available for Plan Benefits for the Year Ended December 31, 2001	3
Notes to Financial Statements	4-7
SUPPLEMENTAL SCHEDULE:
Form 5500, Schedule H, Part IV, Line 4i Schedule of Assets (Held at End of Year) December 31, 2001	8

INDEPENDENT AUDITORS' REPORT

To the Trustees and Participants of the
Health Net, Inc. 401(k) Savings Plan:

        We have audited the accompanying statements of net assets available for plan benefits of Health Net, Inc. 401(k) Savings Plan (the "Plan") as of December 31, 2001 and 2000, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2001. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2001 and 2000, and the changes in net assets available for plan benefits for the year ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

        Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the foregoing table of contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplementary schedule is the responsibility of the Plan's management. Such schedule has been subjected to the auditing procedures applied in the audit of the basic 2001 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California June 21, 2002

HEALTH NET, INC.
401(k) SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
DECEMBER 31, 2001 AND 2000

	2001	2000
Assets:
Investments, at fair value:
Non-interest bearing cash	$—	$103,677
Common stock—Health Net, Inc.	9,015,239	11,177,674
Collective investment trust fund	81,602,404	23,354,583
Mutual funds	103,370,427	167,539,660
Loans to participants	6,610,129	6,641,592

Total investments	200,598,199	208,817,186

Receivables:
Employer contributions	767,658	17,858
Participant contributions	20,436	56,972

Total receivables	788,094	74,830

Net assets available for plan benefits	$201,386,293	$208,892,016

See accompanying notes to financial statements.

HEALTH NET, INC.
401(k) SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS
YEAR ENDED DECEMBER 31, 2001

Additions:
Additions to net assets attributed to:
Investment income (loss):
Net depreciation in fair value of investments	$(27,449,779)
Interest	1,950,553
Dividends	1,605,090

Net investment loss	(23,894,136)

Contributions:
Participant	26,208,398
Employer	11,057,539

37,265,937

Total additions	13,371,801

Deductions:
Deductions from net assets attributed to:
Benefits paid to participants	(20,842,633)
Administrative expenses	(34,891)

Total deductions	(20,877,524)

Net decrease during year	(7,505,723)
Net assets available for plan benefits:
Beginning of year	208,892,016

End of year	$201,386,293

See accompanying notes to financial statements.

HEALTH NET, INC.
401(k) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2001 AND 2000,
AND FOR THE YEAR ENDED DECEMBER 31, 2001

1.    DESCRIPTION OF PLAN

        The Health Net, Inc. 401(k) Savings Plan (the "Plan"), formerly known as Foundation Health Systems, Inc. 401(k) Associate Savings Plan, enables participants to save for retirement through voluntary contributions and invest in an array of funds. The following description of the Plan is provided for general information purposes only. Participants should refer to the Plan Document for more complete information.

        General—The Plan is a defined contribution plan covering substantially all employees of Health Net, Inc. (the "Company"). Associates who are scheduled to work at least 1,000 hours per year are eligible to participate in the Plan as soon as administratively practicable following their date of hire, rehire, or transfer to an eligible status. The Compensation and Stock Option Committee of the Board of Directors of the Company controls and manages the operations and administration of the Plan. Pursuant to the terms of the Plan, a Benefits Committee comprised of management of the Company has been established to administer the Plan. Merrill Lynch Trust Company served as trustee of the Plan through April 30, 2001. Effective May 1, 2001, the Plan changed its trustee and recordkeeper from Merrill Lynch Trust Company to Putnam Fiduciary Trust Company. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

        Effective January 1, 2001, the Plan changed its name from Foundation Health Systems, Inc. 401(k) Associate Savings Plan to Health Net, Inc. 401(k) Savings Plan. Health Net, Inc. is the sponsor and administrator of the Plan.

        Contributions—Each eligible participant may elect a pre-tax contribution rate from 1 percent to 17 percent of their compensation, subject to the annual cap on elective deferrals set by the Internal Revenue Code (the "IRC"). The Company makes a 50 percent matching contribution on such contributions up to 6 percent of eligible compensation. The Company may also make discretionary and profit sharing contributions. During the 2001 plan year, the Company did not make any such discretionary or profit sharing contributions.

        Eligibility and Vesting—All employees of the Company and certain subsidiaries who are not covered by a collective bargaining agreement and who have met specified service requirements are eligible to participate in the Plan. All participants are immediately 100 percent vested in their own pre-tax contributions plus any investment earnings thereon. Vesting in employer contributions and any corresponding investment earnings is based on years of service. A participant is 25 percent vested after a year of service, 50 percent vested after two years of service and 100 percent vested after three years of service. An employee is credited with years of service under the elapsed time method, set forth in Treasury Regulation S1.410(a)-7, which takes into account the period of time which elapses while an employee is employed by the Company and certain of its affiliates.

        In addition, all participants who have attained the age of 55, or who die or become disabled, become 100 percent vested in employer contributions and investment earnings thereon made on their behalf.

        Investment Options—Participants can direct their contributions into one or more mutual funds that have been selected as investment options for plan participants as well as the common stock of the Company. The common stock of the Company is available to all participants except those whose compensation is determined by the Compensation and Stock Option Committee of the Board of Directors of the Company.

        Benefits—Benefits are distributable from Plan assets upon death, disability, attainment of age 59 1/2, termination of employment, termination of the Plan, or in certain cases of hardship. Benefits distributable are based upon the participant's vested share of Plan assets. Upon termination of employment, other than as described under "eligibility and vesting" above, the unvested portion of employer contributions and investment earnings thereon is forfeited by the participant and can be used to reduce future employer contributions.

        As of December 31, 2001 and 2000, forfeited nonvested accounts totaled $547,795 and $882,481, respectively. These amounts are used to reduce future employer contributions in the year following the forfeiture accruals. In 2001, employer contributions were reduced by $960,886 due to forfeited nonvested accounts.

        Participant Loans—A participant may borrow up to one-half of the value of the vested portion of his or her account in the form of a loan with a minimum principal of $1,000 up to a maximum of $50,000. Loans bear interest at various rates and generally must be repaid within five years.

        Allocation of Earnings—Earnings of each investment fund are allocated on a daily basis to that fund's participants in proportion to each participant's share of fund assets.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Accounting—The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

        Investments—Investments are stated at their fair market value measured by quoted market prices. Net appreciation or depreciation in the fair value of investments includes net unrealized market appreciation and depreciation of investments and net realized gains and losses on the sale of investments during the period, and is net of investment expenses. Investment income includes dividends and interest paid on the Plan's investments.

        Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date.

        Distributions of Benefits to Participants—Benefits are recorded when paid. Net assets available for plan benefits as of December 31, 2001 and 2000 include $66,289,073 and $67,997,678, respectively, for participants who have withdrawn from the Plan but have not yet been paid their vested benefits.

        Administrative Expenses—Certain administrative expenses of the Plan are paid either by the Plan or by the Plan Sponsor as provided in the Plan Document.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

        Risks and Uncertainties—The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

3.    INVESTMENTS

        The Plan's investments that represent five percent or more of the Plan's net assets available for plan benefits as of December 31, 2001 and 2000 are as follows:

	2001	2000
Massachusetts Investors Trust Fund	$—	$37,320,226
Davis New York Venture Fund	29,532,413	30,920,742
Merrill Lynch Capital Fund, Inc.	—	19,872,152
Merrill Lynch Retirement Preservation Trust Fund	—	23,354,583
Barclays S&P 500 Stock Fund	—	22,844,960
Franklin Small-Mid Cap Growth Fund	14,056,370	15,291,965
AIM Constellation Fund	—	14,441,642
Templeton Foreign Fund	—	20,359,174
Common Stock — Health Net, Inc. (formerly Foundation Health Systems, Inc.)	9,015,239	11,177,674
Putnam S & P 500 Index Fund	52,018,259	—
Putnam Stable Value Fund	29,584,145	—
Putnam Vista Fund	11,665,473	—
Putnam International Growth Fund	17,076,881	—
Putnam Asset Allocation: Balanced Fund	19,457,883	—

        During 2001, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value by $27,449,779 as follows:

Common stock	$(1,770,586)
Collective investment trust fund	(5,068,078)
Mutual funds	(20,611,115)

Net depreciation	$(27,449,779)

4.    INCOME TAXES

        The Plan has obtained a favorable determination letter dated May 24, 2000, in which the Internal Revenue Service ("IRS") stated that the Plan, as designed, was in compliance with the applicable requirements of the IRC. The Plan has been amended since receiving the determination letter. The Plan Administrator believes that the Plan is currently being operated in compliance with the applicable requirements. Therefore, the Plan Administrator believes that the Plan was qualified and the related trust was tax-exempt as of the financial statement dates. Accordingly, no provision for income taxes has been included in the Plan's financial statements.

        Notwithstanding the foregoing, the Plan has outstanding filings under one of the IRS resolution programs for qualified plans. However, the Plan Administrator is confident that the Plan issues addressed in these filings will be favorably resolved and will have no impact on the Plan's qualified status.

5.    PARTY-IN-INTEREST

        Certain plan investments are shares of mutual funds issued by Putnam Investments, LLC. Prior to May 1, 2001, certain plan investments were shares of mutual funds issued by Merrill Lynch Asset Management L.P. ("Merrill Lynch"). Merrill Lynch Trust Company is the predecessor trustee and Putnam Fiduciary Trust Company is the trustee as defined by the Plan, and therefore, these transactions qualify as party-in-interest transactions. In addition, transactions in the Company's common stock, which is offered to participants as a plan investment option, qualify as party-in-interest transactions. However, such transactions are exempt from the prohibited transaction rules of ERISA and the IRC.

6.    PLAN TERMINATION

        Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event that the Plan is terminated, participants would become 100 percent vested in their account.

7.    RECONCILIATION OF FINANCIAL STATEMENTS TO 5500

        The following is a reconciliation of net assets available for benefits per the financial statements at December 31, 2001 and 2000 to Form 5500:

	2001	2000
Net assets available for benefits per the financial statements	$201,386,293	$208,892,016
Employer and participant contributions receivable	(788,094)	(74,830)

Net assets available for benefits per the Form 5500	$200,598,199	$208,817,186

        The following is a reconciliation of contributions received from employers and participants for the year ended December 31, 2001, to Form 5500:

Contributions per the financial statements	$37,265,937
Add: Employer and participant contributions receivable at December 31, 2000	74,830
Less: Employer and participant contributions receivable at December 31, 2001	(788,094)

Total Contributions per the Form 5500	$36,552,673

* * * * * *

SUPPLEMENTAL SCHEDULE

HEALTH NET, INC.
401(k) SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2001

(a)	(b) Identity of Issue, Borrower, Lessor, or Similar Party	(c) Description of Investment (Including Maturity Date, Rate of Interest, Collateral, Par or Maturity Value)	(d) Cost	(e) Current Value
*	Davis Distributors, LLC	Davis New York Venture Fund	$31,093,584	$29,532,413
*	Templeton Franklin Investments Services	Franklin Small-Mid Cap Growth Fund	15,015,144	14,056,370
*	PIMCO Funds Distributors LLC	PIMCO Total Return Fund	8,519,149	8,488,352
*	Putnam Investments, LLC	Putnam Asset Allocation: Growth Fund	742,514	707,612
*	Putnam Investments, LLC	Putnam Asset Allocation: Balanced Fund	20,735,057	19,457,883
*	Putnam Investments, LLC	Putnam Asset Allocation: Conservative Fund	279,353	269,948
*	Putnam Investments, LLC	Putnam International Growth Fund	19,292,912	17,076,881
*	Putnam Investments, LLC	Putnam Growth Opportunities Fund	785,638	747,020
*	Putnam Investments, LLC	Putnam Vista Fund	13,660,656	11,665,473
*	Putnam Investments, LLC	Putnam Emerging Markets Fund	1,376,703	1,368,475
*	Putnam Investments, LLC	Putnam S&P 500 Index Fund	56,422,656	52,018,259
*	Putnam Investments, LLC	Putnam Stable Value Fund	29,584,145	29,584,145
*	Health Net, Inc.	Company Common Stock	8,785,260	9,015,239
*	Participant loans	Loans to participants are secured by participant's account, have terms generally of up to five years, and bear interest at varying rates ranging from 8.5% to 9.5%	6,610,129	6,610,129

	Total investments		$212,902,900	$200,598,199

*
Investment held by a permitted party-in-interest.

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HEALTH NET, INC. 401(k) ASSOCIATE SAVINGS PLAN
TABLE OF CONTENTS
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS YEAR ENDED DECEMBER 31, 2001
HEALTH NET, INC. 401(k) SAVINGS PLAN NOTES TO FINANCIAL STATEMENTS AS OF DECEMBER 31, 2001 AND 2000, AND FOR THE YEAR ENDED DECEMBER 31, 2001